IGI | Business Overview

Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus date October 6, 2022
Relating to the Preliminary Prospectus dated September 20, 2022
Registration Statement File No. 333-262167

Statement About Free Writing Prospectus

This free writing prospectus relates the the proposed public offering of common units, consisting of shares of common stock, par value $0.001 per share, and redeemable warrants to purchase shares of common stock, of Infinite Group, Inc. ("the Company"), which is being registered on a Registration Statement on Form S-1, as amended (File No. 333-262167) (the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus dated September 20, 2022, included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000884650/000165495422012724/imci_s1a.htm

The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR or the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Aegis Capital Corporation, 810 7th Avenue, 18th Floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

Forward-Looking Statements

Certain statements made in this presentation are "forward-looking statements" regarding the plans and objectives of management for future operations and market trends and expectations. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Important factors that could cause actual results to differ from those in the forward-looking statements include the impact of the COVID-19 pandemic, the successful development of our sales and marketing capabilities, our ability to develop enhancements or new software and scale our platforms, our ability to protect our intellectual property, our ability to work with partners in selling our technologies to businesses, successful completion and integration of strategic acquisitions, attracting and retaining qualified employees and key personnel and effectively managing cybersecurity risk for our clients and ourselves. More detailed information about these factors may be found in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021.

The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the expansion of our business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Market data and industry information used herein are based on our management's knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon managements review of independent industry surveys, forecasts and publications and other publicly available information prepared by a number of third-party sources. All of the market data and industry information used herein involves a number of assumptions and limitations which we believe to be reasonable, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, we cannot guarantee the accuracy or completeness of this information, and we have not independently verified this information.

The statements made herein speak only as of the date of this presentation. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The terms "Infinite Group", "IGI", "we", "our", "us", or any derivative thereof, as used herein refer to Infinite Group, Inc., a Delaware corporation.

Confidential

Offering Details

Issuer	Infinite Group, Inc.
Offering Type	Nasdaq – Uplist IPO
Price	$4.38 for the Common Units
Units Offered	Up to 3,500,000 Common Units consisting of one (1) share of Common Stock and three (3) Redeemable Warrants, each to purchase one share of Common Stock at an exercise price of $4.00 per share. Up to 3,500,000 Pre-Funded Units consisting of one (1) Pre-Funded Warrant to purchase one (1) share of Common Stock and three (3) Redeemable Warrants.
Gross Proceeds	$15,330,000
Listing/Symbol	IMCI
Pre-Offering Shares	Approx. 679,223 (assuming 50:1 reverse split)
Use of Proceeds	Sales/Marketing ($2.5M), Software development ($.5M), Debt reduction ($2.2M), Working Capital & other general corporate expenses ($8.4M)
Underwriters	Aegis Capital Corp. – Bookrunning Manager

IGI

IGI

Highlights

- Cybersecurity focus
- Combination of SaaS & Professional Services
- Channel-focused GTM
- SaaS-based recurring revenue
- Patent Portfolio



About IGI

Growth oriented, public cybersecurity company (OTCQB:IMCI) uniquely positioned with recurring revenue in SaaS Technology and Services.



SaaS Solutions
M&A
Organic Growth

Focused on Driving
Growth & Recurring
Revenue

SMB to Mid-Size Enterprise
Customers with Highly
Developed Channel Structure

IGI The Cybersecurity People™

Cybersecurity Services

Highlights

- Cybersecurity services growth with recurring revenue
- Experienced leadership and service delivery team
- Channel relationships - Telarus, large MSPs
- Strategic security overlay to MSPs and end customers' IT organizations
- Established relationship with a FEDGOV managed services customer



IGI CyberLabs

Cybersecurity SaaS Solutions

Highlights

- Growing ARR
- Nodeware® Platform
  - 1 US Patent & 1 Patent Pending
  - $3M internal investment to date
  - SaaS-based recurring revenue
- Channel relationships – Telarus, TD SYNNEX, Ingram Micro, Staples, other MSPs
- In-house and domestic development teams driving new IP & SaaS solutions



Key Trends

We believe the rapid adoption of widespread remote work exposes security gaps for organizations and these gaps need to be quickly closed. Attackers are constantly evolving and developing new ways to penetrate networks and systems, and companies need to stay in the forefront of security technology to thwart these attacks.

Within this rapidly evolving field, we have concentrated on three durable trends:

1. Security platforms need to reduce security complexity and show clear, actionable results
2. The hybrid of private networks and public cloud requires security products that support both legacy needs and new technology
3. The rapid increase in alerts and attacks requiring remediation will require an increasing amount of automation

IGI

Outlook for Cybersecurity Market – SaaS Driven



$366
billion by
2028
$180
billion
by
2023
IGI | OTCQB: IMCI

IGI

The VM market is slated to grow to $12B by 2026

Sources: Globe Newswire 2022 release
PRNewswire 2022 News Release
The Brainy Insights

Factors driving growth of SaaS based software

Ransomware Damage Growth Aided by Higher Ransom Requests and Faster Attack Frequency



Ransomware Damages
Time Between Attacks
130
97
65
32
0
Seconds Between Attacks
$270
$202
$135
$67
0
Ransomware Damages (Billions USD)
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031

Source: Morningstar, Cybersecurity Ventures

Global Revenue of the SaaS Market by Region (Billions $)



$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
9% CAGR
13% CAGR
2020
2021
2022
2023
2024
2025
2026
Americas
Europe

Source: Statista Software as a Service Report 2021

IGI

Cyber-attacks predicted to add 200-300 basis points of growth – equates to 20% growth YoY in 2022

Market Penetration to US Market – SaaS only

- 6M+ SMEs in US (5-500 employees)
  - Unpatched and unknown vulnerabilities are the source of 60%+ breaches
- Distribution drives growth
  - Telarus, TD SYNNEX, Ingram Micro, Staples & large MSPs today, more in negotiation
  - MSP focus
  - Vertical integration
- Outside US fuels additional growth
- Bookings and recurring revenue growing monthly


10%
1.25%
5%

Est. US Market Penetration (%)	Est. US Market Opportunity (ARR)
1.25%	~$28M+
5.0%	~$113M+
10%	~$226M+

Nodeware SaaS Vulnerability Management

Easy-to-use vulnerability management solution that provides a complete and continuous visibility of your network, its assets, and the vulnerabilities that put your business at risk

- Simple and easy to use for MSPs or IT Admins; no security certification required
- Provides MSPs an easy bundle with services
- Scalable across multiple networks and customers
- Ability for MSPs to manage multiple customer environments in single pane of glass
- Scan during normal business hours with no impact to the network
- Immediate device recognition and alerts
- Patented & developed by cybersecurity practitioners
- Easy installation with proven APIs for integration options

IGI nodeware IGI CyberLabs

Nodeware Dashboard



nodeware
Elements
Customers
Sensors
Subscription
Reports
Support
Sales Demo
Av Average Score
868
0
1000
Cu Customers
3
118 Assets
110 Internal
8 External
IGI Cybersecurity News
9/6 Simple Steps for Securing Small Healthcare
8/25 How Unknown Cyber Risks Jeopardize Business Continuity
7/28 Building a Strong Cyber Culture for SMEs
7/14 CISA's Cyber Essentials – Leveraging Cybersecurity Principles to Protect your Business
6/27 Exploring CIS 18 – the Critical Security Components for SMBs
6/20 MSPs are Key to Digital Transformation Success
6/6 Build a Risk-Based Cybersecurity Program—on a Budget
IGI Cybersecurity Newsroom
nodeware
Need help getting connected?
Step by step deployment guides and more at support.nodeware.com
Is Inventory Scans
347.8M
Worldwide
Vs Vulnerability Scans
444.9M
Worldwide
Pr Protected Assets
383.3K
Worldwide

IGI

IGI CyberLabs

Nodeware Executive Summary Dashboard

Pawnee Parks & Rec

September 07, 2022
Last 30 Days
20 Assets


791
0
1000

Top 10 Vulnerabilities

Vulnerability Name	Severity	Assets
Operating System: End of Life	CRITICAL	1
CVE-2016-1908: Vulnerability in OpenSSH	CRITICAL	2
CVE-2022-23943: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2020-11984: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2021-44790: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2022-22720: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2021-39275: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2021-26691: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2022-22721: Vulnerability in Apache HTTP Server	CRITICAL	1
CVE-2021-40438: Vulnerability in Apache HTTP Server	CRITICAL	1

Most Common Vulnerabilities

Vulnerability Name	Severity	Assets
CVE-2016-20012: Vulnerability in OpenSSH	MEDIUM	9
CVE-2021-36368: Vulnerability in OpenSSH	LOW	9
CVE-2020-15778: Vulnerability in OpenSSH	HIGH	8
CVE-2021-41617: Vulnerability in OpenSSH	HIGH	8
CVE-2020-14145: Vulnerability in OpenSSH	MEDIUM	8
CVE-2019-6109: Vulnerability in OpenSSH	MEDIUM	5
CVE-2019-6110: Vulnerability in OpenSSH	MEDIUM	5
CVE-2019-6111: Vulnerability in OpenSSH	MEDIUM	5
CVE-2018-15473: Vulnerability in OpenSSH	MEDIUM	5
CVE-2018-20685: Vulnerability in OpenSSH	MEDIUM	5

Key Nodeware Differentiators

- Little competition in the market space Nodeware is pursuing
- Continuous monitoring & scanning
  - Provides real time alerting
- Easy to deploy, easy to use, low cost of acquisition and ownership
- No impact to network utilization, new device and critical vulnerability alerts
- Large enterprise VM solutions can't come down market - focus is Fortune 2000
  - Not fit for the SMB/SME market
- Advanced APIs create a forced multiplier for others selling Nodeware driving our channel strategy



Over 390k assets monitored
>455M vulnerability scans to date
>2,500 unique OS identified
>350M inventory/ asset scans

IGI

Business Trends

Over the last 6 months:

- New bookings increasing monthly – high five to low six figures
- Asset counts more than doubled



MSP/MSSP
ThreatAdvice
Integris
Xerox BS
20%
Distribution/MSP Aggregators
TDSynnex
Ingram Micro
SecurityStudio
ASCII
7Figure MSP
40%
Pro Serv/Compliance
Mosaic
SDP
CPI
LightPoint
30%
Vertical Integration/OEMs
SOCSoter
AgileBlue
5%
PSAs/Quoting/Insurance
CySurance
Gradient
Zomentum
5%

Outer Ring:
- Business Categories

Middle Ring:
- Current Channel Relationships

Inner Ring:
- % of Bookings thru Current Relationships

Source: IGI 2022 Financials

IGI

IGI Corporate Executives



James Villa
CEO, Board Member

Jim serves as Chief Executive Officer and is on the Board of Directors of IGI. Jim has over 35 years of professional experience investing, raising capital, and consulting with a variety of public and privately held organizations.



Andrew Hoyen
President/COO, Board Member

Andrew serves as President & COO and is on the Board of Directors of IGI. He brings over 25 years of experience in strategy, M&A, and management from a variety of executive roles at Fortune 100 companies like Eastman Kodak, Carestream, and Toyota.



Rich Glickman
VP, Finance & CAO

Rich serves as CAO for IGI. His over 30 years of experience at various private and publicly held companies help him lead IGI's accounting & financial reporting and analytics organization along with various special projects. He has held finance leadership roles at Frontier Corp., AT&T, American Rock Salt, and Time Warner Cable.

IGI Leadership Team



Rich Popper,
VP, Business Development

Rich brings over 30 years of experience in technology in executive roles that encompass business & channel development, operations, M&A and software product management.



Kevin Hutchinson,
VP, Cybersecurity Services

Kevin, a United States Army veteran, brings over 25 years of information technology & security experience and leadership to IGI. Kevin has worked as a CIO and Information Security Officer for small businesses, national and international organizations in a variety of industries.



Brian Drake
Director of Technology Development

Brian brings a wealth of knowledge from technology and software development industry. With many years experience of developing and coding, he is the chief architect behind the patented Nodeware® platform and is responsible for future technology ideation and creation for IGI.



Stuart Cohen
President, IGI CyberLabs

Stuart brings 35 years of experience of industry experience in high tech, open source, and cybersecurity collaboration. As the Founder of The Cybersecurity Collaborative and a former VP at the CyberRisk Alliance & IBM, Stuart brings a wealth of knowledge to IGI's cybersecurity software and SaaS focused subsidiary.



Paul Robinson
VP, National Sales

Paul brings over 15 years of results and leadership in cybersecurity sales and business development to his role at IGI. His vast knowledge of all the areas related to technology and cybersecurity provides the leadership necessary to drive outcomes.



Frank Raimondi
VP, Channel Development

A strategic channel marketing professional, Frank brings together organizations to develop strategies and programs producing high value outcomes. With 30+ years in the technology channels, Frank utilizes his strong relationships with vendors, distributors and reseller partners, to drive strategy and growth.

IGI Board



Don Reeve, Chairman, Independent Director

Since January 2013, he has been the principal partner at ReTech Services, LLC, a management consulting practice. Previously, Mr. Reeve was Senior Vice President and Chief Information Officer for Wegmans Food Markets, Inc. (Wegmans). Mr. Reeve serves on the Board of Directors of ESL Federal Credit Union, a full-service financial institution. He also serves on the Board of Directors of Veterans Outreach Center of Rochester. Mr. Reeve brings to the Board the experience of managing the IT requirements for a growing company in a competitive environment.



Teresa Bair, Independent Director Nominee

Since October 2021, she has been Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of Kura Oncology, Inc. (Nasdaq: KURA). Previously, from June 2015 until October 2021, Ms. Bair held various legal positions with Athenex, Inc. (Nasdaq: ATNX). Prior to that, she was as a Partner with Harris Beach, PLLC, a full-service law firm. Ms. Bair serves on the Board of Directors of BirchBioMed Inc., a clinical-stage anti-scarring biomedical company. Ms. Bair brings to the board over 25 years of in-house and law firm experience, including significant experience in public company compliance and corporate governance.



Kenneth Edwards, Independent Director Nominee

Since 2016, he has been Chief Financial Officer of EdisonLearning, Inc., an education management company. Mr. Edwards serves on the Board of Directors of SilverSun Technologies, Inc. (Nasdaq: SSNT), a provider of transformational business technology solutions and services. He is a certified public accountant. Mr. Edwards brings to the board over 40 years of experience in the accounting and finance industry.

Our Approach

- Growing, public cybersecurity company (OTCQB:IMCI), positioned for continued success in cyber industry
  - Growth oriented recurring cybersecurity revenue
  - 20 years of cybersecurity background and pedigree
  - In-house & domestic development teams
- Driving multiples of revenue and valuation through SaaS based cyber-software
- Uniquely positioned with expert service delivery team and its own patented SaaS platform
  - Additional IP portfolio being developed
- Channel relationships - Telarus, TD SYNNEX, Staples, Perspecta, Large National MSPs
- Key team members have significant M&A experience
  - Strategic plan for roll-up of niche cybersecurity companies
  - Mid-market consolidation strategy can drive rapid top line growth and shareholder value
- IGI leadership and management teams can oversee successful transitions

Why Invest

Cybersecurity company positioned for continued success in a rapidly growing cyber industry

Unrecognized Value

Undervalued – Market is showing minimum 12-15x revenues for SaaS cyber companies

Combination of SaaS Solutions & Services

Greater diversity enables IGI to grow across the industry and stay ahead of the curve

Strategic Growth Strategy

Opportunity exists to acquire additional cyber technology and solutions as the market continues to consolidate

IGI

Nour Dandan
Marketing & IR Manager
ndandan@igius.com
(585) 485-5785
For investment inquiries contact IR@igius.com

Infinite Group, Inc. (IGI) (OTCQB:IMCI)
www.igicybersecurity.com
www.igicyberlabs.com
www.nodeware.com